UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 23, 2015

ZILLOW GROUP, INC.

(Exact name of registrant as specified in its charter)

Washington	001-36853	47-1645716
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1301 Second Avenue, Floor 31, Seattle, Washington		98101
(Address of principal executive offices)		(Zip Code)

(206) 470-7000

https://twitter.com/zillowgroup

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 30, 2015, Zillow Group, Inc. (the “Company”) entered into a second supplemental indenture (the “Supplemental Indenture”) with Wells Fargo Bank, National Association, as trustee (the “Trustee”), and Trulia, Inc., a wholly-owned subsidiary of the Company (“Trulia”), to the Indenture dated as of December 17, 2013 (as previously supplemented, the “Indenture”) governing Trulia’s 2.75% Convertible Senior Notes due 2020 (the “Notes”). Pursuant to the Supplemental Indenture, the covenant in the Indenture requiring Trulia to maintain its corporate existence was amended to permit Trulia to convert to a limited liability company. Following the entry into the Supplemental Indenture, the Notes remain guaranteed by the Company pursuant to the Indenture.

A copy of the Supplemental Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the Supplemental Indenture does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Supplemental Indenture.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2015, Mr. J. William Gurley notified the secretary of the Company that he has resigned from the Board of Directors, effective as of December 31, 2015. Mr. Gurley reported that his departure is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Mr. Gurley has served as a director of the Company since October 2005. The Board of Directors expresses its sincere appreciation for Mr. Gurley’s service to the Company and the valuable contributions he has made to the Company’s success.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Second Supplemental Indenture, dated as of December 30, 2015, among Zillow Group, Inc., Trulia, Inc. and Wells Fargo Bank, National Association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2015	ZILLOW GROUP, INC.

	By:	/s/ Kathleen Philips
	Name:	Kathleen Philips
	Title:	Chief Financial Officer, Chief Legal Officer, and Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Supplemental Indenture, dated as of December 30, 2015, among Zillow Group, Inc., Trulia, Inc. and Wells Fargo Bank, National Association, as trustee.